                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number 000-501191

                           NOTIFICATION OF LATE FILING

(Check One): {} Form 10-KSB {_} Form 11-K {_} Form 20-F {X} Form 10-QSB

             {_} Form N-SAR

                       for Period Ended: September 30, 2006

{_}  Transition Report on Form 10-KSB

{_}  Transition Report on Form 20-F

{_}  Transition Report on Form 11-K

{_}  Transition Report on Form 10-Q

{_}  Transition Report on Form N-SAR For the Transition Period Ended:

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Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.

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If the notification relates to a portion of the filing checked above,  identify the item(s) to which the notification relates:

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                                     PART I

             REGISTRANT INFORMATION

                         Icon Development, Inc

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                           Full Name of Registrant

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                          Former Name if Applicable

                1235 Quayside Drive, Suite 703

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           Address of Principal Executive Office (Street and Number)

                        New Westminster BC, V3M 6J5

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                           City, State and Zip Code

                                     PART II

                           RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

(a)    [ X ] The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b)    [X] The subject annual report, semi-annual report, transition report on

       Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th  calendar day following  the  prescribed  due date; or the subject  quarterly report or transition report on Form 10-Q,

       or  portion  thereof  will be filed on or before the fifth  calendar  day following the prescribed due date; and

(c)    [ ]  The  accountant's  statement  or  other  exhibit  required  by  Rule

       12b-25(c) has been attached if applicable.

                                    PART III

                                    NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q,  N-SAR or the transition  report portion  thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Form 10-QSB for the period ended September 30, 2006 could not be filed within the prescribed time period due to additional time required to prepare and complete such document.

                                     PART IV

                            OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification

 Kennedy Kerster,  Director, President           (604) 515-8065

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(Name)                                         (Area Code)  (Telephone Number)

(2) Have all other periodic reports  required under Section 13 or 15(d) of the

Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of

1940 during the  preceding  12  months  or for such  shorter  period  that the registrant was required to file such report(s) been filed?  If the answer is no,

identify report(s). {X} Yes {} No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? {_} Yes {x} No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Icon Development, Inc.

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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 14, 2006      /s/ Kennedy Kerster

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                                            Director, President